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                                                                       Exhibit 8

                                 THE BENCHMARK FUNDS

                                 CUSTODIAN AGREEMENT

     Agreement dated this 8th day of June, 1992 between The Benchmark Funds, a Massachusetts business trust (the "Trust"), and The Northern Trust Company, an Illinois state bank ("Northern").

     1. Appointment of Custodian. The Trust hereby appoints Northern custodian of all securities (including repurchase agreements) and cash now owned or hereafter acquired by the Trust, and Northern hereby accepts such appointment, upon the terms and conditions set forth in this Agreement. The Trust agrees promptly to deliver and pay, or cause to be delivered and paid, to Northern, as custodian, all securities and cash now owned or hereafter acquired by the Trust. It is understood that (a) the Trust is an open-end, management investment company registered under the Investment Company Act of 1940 ("1940 Act") as a series company with six portfolios but with the ability to create additional portfolios (the initial portfolios and each such additional portfolio being referred to herein as a "Portfolio"), and all such portfolios being collectively referred to herein as the "Portfolios"), and (b) pursuant to section 18(f)(2) of the 1940 Act each series of the Trust's Units [as defined in Trust's Agreement and Declaration of Trust (the "Trust Agreement")], representing the interest in a Portfolio, is preferred over all other series in respect of the assets specifically allocated to such Portfolio.

     2.   Custody of Cash; Separate Accounts.

          (a) Accounts. Northern will hold all cash of each Portfolio, in a separate account or accounts in the name of such Portfolio, subject only to draft or order by Northern in accordance with the terms of this Agreement. If and when authored by proper instructions of the Trustees or Officers of the Trust in accordance with a vote of the majority of the Trustees of the Trust, Northern may open and maintain an additional account or accounts in such other banks or trust companies as may be designated by such instructions, provided that such account or accounts shall be in the name of Northern in its capacity as custodian and subject only to its draft or order in accordance with the terms of this Agreement.

          (b) Proceeds of Sale of Units of Trust. Upon receipt of funds for the purchase of Units of
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               any Portfolio, Northern shall promptly deposit the purchase price in the account or accounts maintained pursuant to Section 2A hereof.

          (c) Collections. Unless otherwise directed by proper instructions from the Trustees or Officers of the Trust, Northern shall collect, receive and deposit in the account or accounts maintained pursuant to Section 2A hereof all income, principal and other payments in respect of the securities held by it under this Agreement and, subject to the other provisions of this Agreement, do all other things necessary or proper in connection with the collection of such income, principal and other payments. Without limiting the generality of the foregoing, Northern shall:

               (i) present for payment by the date of payment all coupons and other income items requiring presentation;

               (ii) present for payment all securities which may mature or be called, redeemed, retired or otherwise become payable by the date such securities become payable;

               (iii) endorse and deposit for collection, on behalf of the Trust, checks, drafts or other negotiable instruments no later than the next business day as received;

               (iv) execute ownership and other certificates and affidavits for all Federal and State tax purposes in connection with the collection of income; and

               (v) notify the Trust as soon as reasonably practicable whenever income, principal or other payments due on securities are not collected in due course.

     In any case in which Northern does not receive any such due and unpaid income, principal or other payment within a reasonable time after it has made proper demands for the same, it shall so notify the Trust in writing, including copies of all demand letters, any written responses thereto, and memoranda of telephonic demands and oral responses to written and telephonic demands, and await proper instructions from the Trustees or Officers of the Trust. Northern shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction.

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     3.   Custody of Securities.

          (a) Receipt of Securities. Northern will hold in a separate account, and physically segregated at all times from those of any other persons, firms, corporations or other Portfolios, pursuant to the provisions hereof, all securities received by it for or for the account of a Portfolio, subject to Sections 3D, 8A and 8B hereof. All such securities shall be held or disposed of by Northern for the Trust pursuant to the terms of this Agreement. Northern shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities, except pursuant to proper instructions and only for the account of the Trust as set forth in Section 5 hereof. Any securities delivered to Northern other than in bearer form shall be properly endorsed and in form for transfer or shall be in the name of Northern, the Trust or a nominee of Northern or the Trust, subject to Sections 3D, 8A and 8B hereof.

          (b) Registered Name: Nominees. Northern shall register securities of the Trust held by it under this Agreement, other than those in bearer form, in the name of the Trust or Northern or a nominee of the Trust or Northern. Securities of the Trust held by an agent appointed pursuant to Section 8A hereof or a sub custodian appointed pursuant to Section 8B hereof may be registered in the name of such agent or custodian or a nominee of such agent or sub-custodian.

          (c) Record Keeping and Inventory. Northern shall maintain records of all receipts, deliveries and locations of securities held by it under this Agreement, together with a current inventory thereof. Without limiting the generality of the foregoing, Northern shall comply with such proper instructions from the Trustees or Officers of the Trust as may be issued from time to time in this regard. With respect to securities held by any agent appointed pursuant to Section 8A hereof or any sub-custodian appointed pursuant to Section 8B hereof, Northern may rely upon certificates of the agent or sub-custodian as to its holdings, it being understood that such reliance in no

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               way relieves Northern of its responsibilities under this
               Agreement. Northern will promptly report to the Trust the results of such inspections, indicating any shortages or discrepancies uncovered thereby, and will take appropriate action to remedy any such shortages or discrepancies.

          (d) Use of Securities Depositories. Northern, each agent appointed pursuant to Section 8A hereof and each sub-custodian appointed pursuant to Section 88 hereof may deposit all or any part of the securities held by it hereunder and eligible therefor in the book entry systems ("Depository Systems") covered by Rule 1 7f-4(b) under the 1940 Act; provided, however, that (a) Northern, each such agent and each such sub-custodian shall comply in all respects with clauses (d) (1) through (d) (4) of Rule 1 7f under the 1940 Act, (b) all books and records maintained by Northern and each such agent and sub-custodian which relate to the Trust's participation in such Depository Systems will at all times during regular business hours be open to inspection by the Trust's duly authorized officers, employees, agents and auditors, and the Trust will be furnished with all the information in respect of the services rendered to it as it may require, (c) in connection with the use of such Depository Systems, Northern will cooperate with the Trust in enforcing such rights as may exist against such Depository Systems with respect to transactions or securities of the Trust, (d) payment for securities purchased for the account of any Portfolio shall be made only upon (i) receipt of advice from the Depository System that such securities have been transferred to the account (the "Account") contemplated by clause
               (d) (2) of Rule 1 7f-4 under the 1940 Act and (ii) the making of an entry on the records of Northern or such agent or custodian, as the case may be, to reflect such payment and transfer for the Account of such Portfolio, and (e) transfer of securities sold for the Account of any Portfolio shall be made only upon (iii) receipt of advice from the Depository System that payment for such securities has been transferred to the Account, and (iv) the making of an entry on the records of Northern or such agent or sub-

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               custodian, as the case may be, to reflect such transfer and payment for the Account of such Portfolio. Northern, each agent appointed pursuant to Section 8A hereof and each sub-custodian appointed pursuant to Section 8B hereof may deposit all or any part of the securities held by it hereunder and eligible therefor in a clearing agency covered by Rule l7f-4(b) under the 1940 Act; provided, however, that no such deposit may be made prior to the express written approval by the Trust of such clearing agency which approval may be subject to such conditions as the Trust may from time to time determine.

          (e) Distributions. Rights. Etc. Northern shall receive and collect all distributions, rights and other items of like nature in respect of securities held by it under this Agreement and deal with the same in accordance with this Agreement and its other obligations to the Trust.

          (f) Proxies. Notices. Voting. Etc. Northern shall arrange for the receipt by it of all forms of proxies and all notices of meetings, calls, maturities, tender offers, exchange offers and expirations of rights and any other notices, consents, or announcements affecting or relating to securities held by Northern, its agents appointed pursuant to Section 8A hereof and all sub-custodians appointed pursuant to Section 88 hereof, and upon issuance of proper instructions, Northern shall execute and deliver or cause its nominee to execute and deliver such proxies or other authorizations as may be necessary or appropriate.

          (g) Nondiscretionarv Details. In general, Northern shall attend to all nondiscretionary details in connection with the sale, exchange, substitution, purchase, transfer or other dealing with securities or property of the Trust except as otherwise from time to time directed by proper instructions from the Trustees or Officers of the Trust.

     4. Disbursements of Cash. Upon the issuance of proper instructions, Northern shall make payments or disbursements of cash of each Portfolio held by it or subject to its draft or order under this Agreement, insofar as such cash is available, only for the following purposes:

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          (a)  Purchases Generally. To pay for and receive securities purchased for the Account of such Portfolio, payment to be made only (a) upon receipt of the securities by Northern (or any bank, banking firm, responsible commercial agent or trust company doing business in the United States and/or any foreign country and appointed by Northern pursuant to Section 8A hereof as Northern's agent for this purpose or appointed as sub-custodian pursuant to
               Section 8B hereof), registered as provided in Section 3B hereof or in form for transfer satisfactory to Northern, (b) in the case of a purchase effected through a Depository System, in accordance with the conditions set forth in Section 3D hereof, or (c) in the case of repurchase agreements, against delivery of the securities which are the subject of such repurchase agreement in certificate form or receipt of advice from a Depository System that such securities have been transferred to the Account [except that in the case of a repurchase agreement Northern may transfer funds to the Account of the other party to the repurchase agreement (i.e, the seller of the securities) prior to the receipt of written evidence that the securities subject to such repurchase agreement have been transferred by book-entry into the Account, provided that Northern shall be responsible to the Trust in the event that such securities are not so transferred by book-entry], the making of an entry on the records of Northern reflecting such transfer, and receipt of written evidence of the agreement by such person to repurchase such securities from such Portfolio. All securities accepted by Northern either shall be accompanied by payment of, or a "due bill" for, any dividends, interest or other distributions of the issuer, due the purchaser or Northern shall take such action as may be necessary to obtain the same. In any and every case of a purchase of securities for the Account of such Portfolio where payment is made by Northern in advance of receipt of the securities purchased, Northern shall be absolutely liable to the Trust for such securities to the same extent as if the securities had been received by Northern.

     (b)  Dividends and Distributions. To release or

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               otherwise apply cash for the payment of dividends or other distributions to Unitholders of such Portfolio which are payable in cash.

          (c) Disbursements and liabilities. To make or cause to be made disbursements for the payment on behalf of the Trust with respect to such Portfolio of interest, taxes, investment advisory, agency, professional, custodial and administration fees and all other operating expenses, including registration and qualification costs and other expenses of issuing and selling Units of such Portfolio or changing its capital structure, whether or not such expenses shall be in whole or in part capitalized or treated as deferred expenses.

          (d) Redemptions of Trust Units. Subject to the Trust Agreement, the Trust's then current Prospectus and applicable resolutions of the Trust's Trustees, to make funds available for payment to Unitholders who have duly requested redemption of their Units by the Trust pursuant to such Prospectus.

          (e) Other Purposes. To make or cause to be made disbursements for any other purpose which is declared in such instructions to be a proper trust purpose; provided, however, that before making any such disbursement Northern shall have received a copy of a resolution of the Trustees certified by the Secretary of the Trust specifying the amount of such disbursement, setting forth the purpose for which such disbursement is to be made, declaring such purpose to be a proper trust purpose and naming the person(s) to whom the disbursement is to be made.

     5. Release and Delivery of Securities. Northern shall have sole power to release or deliver any securities of a Portfolio held by it pursuant to this Agreement. Upon issuance of proper instructions, Northern will transfer, exchange, or deliver securities held by it hereunder only for the following purposes:

          (a) Sales. Upon receipt of payment therefor, to deliver securities which have been sold for the Account of such Portfolio.

          (b) Securities Loans. Upon receipt of the collateral required by the Trust's then

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               current Prospectus, to deliver securities which have been lent for the Account of such Portfolio.

          (c) Redemption or Maturity. To deliver securities owned for the Account of such Portfolio to the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided, that in any such case, the cash or other consideration payable in respect thereof is to be delivered to Northern.

          (d) Changes of Name and Denomination. To deliver securities owned for the Account of such Portfolio to the issuer thereof or its agent for transfer into the name of the Trust or Northern or a nominee of either or a permitted sub-custodian or agent or a nominee of such sub-custodian or agent, or for exchange for a different number of bonds, certificates, or other evidence representing the same aggregate face amount or number of units bearing the same interest rate, maturity dates and call/put provisions, if any; provided, that in any such case, the new securities are to be delivered to Northern.

          (e) Street Delivery. To deliver securities owned for the Account of such Portfolio to the broker or dealer selling the same for examination in accordance with the then current "street delivery" custom.

          (f) Securities as Collateral. To deliver securities owned for the Account of such Portfolio for the purpose of pledge or hypothecation to secure any loan (including a reverse repurchase agreement) incurred by the Trust; provided that securities shall be released only upon payment to Northern of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, subject to proper prior authorization, further securities may be delivered for that purpose. Upon issuance of proper instructions, Northern shall pay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes, if any, evidencing the loan.

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          (g)  Exchanges. Deposits, Tenders, Etc. To exchange securities or interim receipts or temporary securities held by it or by any agent appointed pursuant to Section 8A hereof or any sub-custodian appointed pursuant to Section 8B hereof for the Account of such Portfolio for other securities alone or for other securities and cash, and to expend cash, insofar as cash is available, in connection with any merger, consolidation, reorganization, recapitalization, conversion or in connection with the exercise of subscription or purchase rights, or otherwise; to deposit any such securities and cash in accordance with the terms of any reorganization or protective plan or otherwise, and to deliver securities and Related Documents to the designated depository or other receiving agent in response to tender offers or similar offers to purchase received in writing.

          (h) Other Purposes. To release or deliver any securities held by it for the Account of such Portfolio for any other purpose which such instructions declare to be a proper trust purpose; provided, however, that before making any such release or delivery Northern shall have received a copy of the resolution of the Trustees certified by the Secretary of the Trust specifying the securities to be delivered, setting forth the purpose for which such release or delivery is to be made, declaring such purpose to be a proper trust purpose and naming the person(s) to whom such release or delivery is to be made.

     6.   Records; Accounts and Reporting.

          (a) Records. Northern shall create, maintain and retain all records relating to its activities and obligations under this Agreement in such manner as will enable the Trust and Northern to meet their respective obligations under: (i) the 1940 Act, particularly Sections 30 and 31 thereof, and the rules and regulations thereunder, including the preparation and filing of all required periodic and other reports, (ii) applicable Federal and State tax laws, and (iii) any other law or administrative rule or procedure which may be applicable to the Trust or Northern. All records maintained by Northern in connection

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               with the performance of its duties under this Agreement will remain the property of the Trust, shall be returned to the Trust promptly upon request and, in the event of termination of this Agreement, will be delivered in accordance with Section 14 hereof.

          (b) Accounts and Reporting. Northern shall keep the books of account for the Trust and each of its Portfolios, including all books necessary to permit prompt determinations of the Federal and State tax status and origin of the Trust, each such Portfolio and the dividends and other distributions declared and/or paid thereby as and to the extent provided in or contemplated by the Trust's Current Prospectus as in effect from time to time (such determination being collectively referred to herein as "Tax Determinations"). Northern shall render statements or copies thereof and shall make Tax Determinations from time to time as contemplated by proper instructions from the Trustees or Officers of the Trust.

          (c) Access to Records. Without limiting Section 3D hereof, subject to security requirements of Northern applicable to its own employees having access to similar records within Northern and such regulations as to the conduct of such matters as may be reasonably imposed by Northern after prior consultation with an officer of the Trust or its Administrator, the books and records of Northern pertaining to its actions under this Agreement shall be open to inspection and audit at reasonable times by those persons or classes of persons designated in proper instructions from the Trustees or Officers of the Trust.

          (d) Cooperation with the Trust and its Auditors. Northern shall cooperate with the Trust and the Trust's independent public accountants in connection with: (i) the preparation of reports to Unitholders of the Trust, to the Securities and Exchange Commission (including all required periodic and other reports), to State securities commissioners, and to others, (ii) annual and other audits of the books and records of the Trust (including, without limitation, such procedures as may be designated in proper instructions from the

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                   Trustees or Officers of the Trust), and (iii) other matters of a like nature.

      7.     Additional Duties of Northern.

             (a) Valuations; Net Income Computation. Unless otherwise directed by proper instructions from the Trustees or Officers of the Trust, Northern shall compute and determine on the days and at the times specified in the Trust's then Current Prospectus, the net asset value of a Unit of each Portfolio, such computation and determination to be made in accordance with the Trust's then Current Prospectus, and shall promptly notify the Administrator of the result of such computation and determination.

                   Unless advised otherwise by proper instructions from the Trustees or Officers of the Trust, Northern shall also calculate at the times specified in the Trust's then Current Prospectus the net income of each Portfolio and shall promptly advise the Administrator of the results of such calculation. Such calculation shall be made in accordance with the Trust's then Current Prospectus.

      8.     Appointment of Agents and Sub-Custodians.

             (a) Appointment of Agents. Northern, as custodian, may at any time or times appoint (and may at any time remove) in accordance with the 1940 Act any other bank, trust company or responsible commercial agent as its agent to carry out such of the provisions of this Agreement as Northern may from time to time direct, provided that the appointment of such agent shall not relieve Northern of any of its responsibilities under this Agreement.

             (b) Appointment of Sub-Custodian. Northern, as custodian, may from time to time employ one or more sub-custodians, but only in accordance with the terms and conditions set forth in a resolution of the Trustees of the Trust authorizing the appointment of each particular sub-custodian, it being understood and agreed that: (i) Northern shall have no more responsibility or liability to the Trust on account of any actions or omissions of any sub-custodian so employed that such sub-

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                   custodian has to Northern; and (ii) the responsibility or
                   liability of the sub-custodian to Northern shall conform to the resolution of the Trustees of the Trust authorizing the appointment of the particular sub-custodian.

      9.     Proper Instructions.

             (a) Proper Instructions Generally. Proper instructions shall be deemed to have been issued upon issuance of written instructions signed by not less than one officer and one responsible employee of Northern which in the case of each such officer and employee Northern's Board of Directors shall have from time to time authorized to give the particular class of instructions in question. Different persons may be authorized to give instructions for different purposes.

             (b) Proper Instructions from the Trustees or Officers of the Trust. Proper instructions from the Trustees or Officers of the Trust shall be deemed to have been issued upon receipt by Northern of written instructions (including receipt of facsimile) signed by a majority of the Trustees of the Trust or by not less than two of the Officers of the Trust designated from time to time by resolution of the Trustees. Such instructions shall be deemed proper instructions as that term is used in this Agreement in addition to also being deemed proper instructions from the Trustees or Officers of the Trust. A certificate executed by the Secretary or Assistant Secretary of the Trust as to the persons serving as Trustees and/or who are Officers of the Trust designated as set forth above may be received and accepted by Northern as conclusive evidence of those persons who are such Trustees and/or Officers and may be considered to be accurate until receipt of written notice (or oral notice followed by written confirmation within seven days) to the contrary. In the case of conflict between Instructions under Section 9A and under this Section 9B, those given pursuant to this Section 9B shall prevail upon receipt by Northern.

      10.    Compensation: Reimbursement.  The Trust shall pay to

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Northern, as custodian, the compensation and expense reimbursement set forth in
Exhibit A hereto.

     11. Duration and Termination. Insofar as the holders of Units representing the interests in the Trust's initial Portfolios are affected by this Agreement, it shall continue, unless sooner terminated as provided herein, until April 30, 1993, and, insofar as the holders of Units representing the interests in each additional Portfolio are affected by this Agreement, it shall continue until April 30 of the year following the year in which the Portfolio becomes a Portfolio hereunder, and, for each such Portfolio, thereafter shall continue automatically for periods of one year so long as each such latter continuance is approved at least annually (a) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by a majority of the outstanding Units (as defined with respect to voting securities in the 1940 Act) representing the interests in such Portfolio; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding Units (as so defined) of the Trust on 60 days' written notice to Northern, or by Northern at any time, without the payment of any penalty, on 60 days' written notice to the Trust.

     12. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Trust must be approved by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party.

     13. Interpretative and Additional Provisions. In connection with the operation of this Agreement, Northern and the Trust may agree from time to time, by written instrument signed by both parties, on such provisions interpretative of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement, provided that no such interpretative or additional provisions shall contravene any applicable Federal or State laws or regulations, or any provision of the Trust Agreement or the Trust's By-laws, as the same may from time to time be amended. No interpretative or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

     14.    Successor Custodian.

            (a) Appointment of Successor by Trust. If a successor custodian is appointed by the Trust

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                   and a certified copy of the related appointing resolutions are delivered to Northern, Northern shall, upon termination of this Agreement or substitution of such successor for Northern, deliver to such successor custodian at the office of Northern, duly endorsed and in proper form for transfer, all securities then held by Northern hereunder (or by any agent or sub-custodian of Northern) and all funds or other property of the Trust deposited with or held by Northern hereunder (or by any agent or sub-custodian of Northern).

             (b) Delivery Pursuant to Unitholder Resolution. In the event that this Agreement is to be terminated but no new custodian can be found by the Trust, the Trust shall, before authorizing the delivery of such securities, funds and other property to anyone other than a successor custodian, submit to its Unitholders the question of whether the Trust shall be liquidated or shall function without a custodian. Upon approval by the Unitholders for the Trust to liquidate or function without a custodian Northern shall, in like manner at its office, upon receipt of a certified copy of a resolution of the Unitholders of the Trust deliver such securities, funds and other property in accordance with such resolution.

             (c) Selection of Successor by Northern. In the event that this Agreement is terminated and no successor custodian has been appointed by the Trust or certified copy of a resolution of the Unitholders has been delivered to Northern on or before the date when such termination shall become effective, then Northern shall have the right to deliver to a bank or trust company of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $50 million, all securities, funds, property and instruments of the Trust held by Northern under this Agreement (or any agent or sub-custodian of Northern) and all instruments held by Northern (or such agent or sub-custodian) relative thereto. Thereafter, such bank or trust company shall be the successor custodian to Northern under this Agreement.

     15.  Communications. Notices and other writings delivered

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or mailed postage prepaid to the Trust in care of The Benchmark Funds, 4900
Sears Tower, Chicago, Illinois 60696, Attention: Shareholder Servicing, or to The Northern Trust Company at 50 South LaSalle Street, Chicago, Illinois 60675,
Attention: Fund Accounting, Canal Center, or to such other address as the Trust or Northern may hereafter specify by written notice to the most recent address specified by the party to whom such notice is addressed, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

     16. Miscellaneous. The Trust's Declaration of Trust as amended to date is on file with the Secretary of The Commonwealth of Massachusetts. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time. This Agreement shall be construed in accordance with the laws of the State of Illinois (except as to Section 17 hereof which shall be construed in accordance with the laws of The Commonwealth of Massachusetts) and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     17. Unitholder Liability. This Agreement is executed by or on behalf of the Trust and the obligations hereunder are not binding upon any of the Trustees, Officers or Unitholders of the Trust individually but are binding only upon the Trust and its assets and property. All obligations of the Trust under this Agreement shall apply only on a Portfolio by Portfolio basis, and the assets of one Portfolio shall not be liable for the obligations of another Portfolio.

ATTEST:                            THE BENCHMARK FUNDS



By ______________________________  By _________________________

As its __________________________  As its _____________________


ATTEST:                            THE NORTHERN TRUST COMPANY


By ______________________________  By _________________________


As its __________________________  As its _____________________

                       Exhibit A to The Benchmark Funds

                              Custodian Agreement
                              -------------------


A.   Basic Fee
     ---------

     Each Portfolio                      Fee
     --------------                      ---
     First $100 million of average
     daily net assets                    $18,000 (flat fee)

     Average Daily Net Assets in
     excess of $100 million              1/100th of 1% of
                                         average daily net assets

     The Basic Fee is an annual fee which will be billed and payable monthly.

B.   Transaction Fee for Portfolio Trades
     ------------------------------------




     Transaction         Fee
     -----------         ---
     Nonbook Entry       $12.00

     Book Entry          $10.00

C.   Wire Fees
     ---------

     Type of Wire     Fee
     ------------     ---

     Wire Out            $ 3.50

     Wire In             $ 3.65

D.   Out-of-Pocket Expenses Reimbursable by the Trust
     ------------------------------------------------

     The Trust will reimburse Northern monthly for the following outs-pocket expenses incurred by Northern during such month in the performance of its duties under the Custodian Agreement: (i) telephone; (ii) postage; (iii) courier fees of independent courier services; (iv) office supplies used in maintaining the Trust's records; and (v) duplicating.

E.   Adjustment of Certain Fees Based on the Consumer Price Index
     ------------------------------------------------------------

     Effective April 30,1998 and effective each April 30 thereafter during the term of this Agreement the Transaction Fees for Portfolio Trades and the Wire Fees shall be adjusted by multiplying each such Fee by a fraction the denominator of which is the Base Index Number and the numerator of which is the Corresponding Index Number; provided, however, that (i) in no event shall such fee be less than stated above in paragraphs B or C, as the case may be, and (ii)

Northern shall have the right to permanently or temporarily waive all or any portion of the Ie~ in any such Fee resulting from such adjustment. For purposes of this

     (A) "Index" means the Consumer Price Index for All Urban Consumers, 1967 = 100, published by the Bureau of Labor Statistics of the United States Department of Labor;

     (B) "Base Index Number" means the index number designated in the Index for "All Items" for the United States City Average for the month of December 1982, which is acknowledged by the parties as being 292.4;

     (C) "Corresponding Index Number" with respect to a March 1 adjustment means the index number designated in the Index for "All Items" for the United States City Average for the month of December immediately preceding such March 1; and

     (D) If the publication of the index shall be discontinued so that the Fee applicable to a year commencing March 1 during the term of the Custodian Agreement cannot be computed in accordance with the foregoing provisions, then the Fee for such year shall be determined on the basis of comparable statistics reflecting changes in the urban cost of living in the United States, as computed and published by an agency of the United States or by a responsible financial periodical of recognized authority with such revisions in the method of computation provided for in this paragraph D as the circumstances may require in order to provide an inflation adjustment to such fee.